EXHIBIT 99.1

Dave & Buster’s Reports Fourth Quarter and Full Year 2019 Results;

Details Comprehensive Response to COVID-19 Pandemic

DALLAS, April 2, 2020 (GLOBE NEWSWIRE) – Dave & Buster’s Entertainment, Inc., (NASDAQ:PLAY), (“Dave & Buster’s” or the “Company”), an owner and operator of entertainment and dining venues, today announced its preliminary unaudited financial results for its fourth quarter and fiscal year 2019, which ended on February 2, 2020. The Company also detailed its comprehensive response to the evolving COVID-19 pandemic.

The preliminary and unaudited 2019 results reported below are subject to review and change in connection with the Company’s 2019 audit that is yet to be completed. As set forth in a Current Report on Form 8-K filed today with the Securities and Exchange Commission (the “SEC”), the Company is utilizing temporary relief provided by the SEC to delay the filing of the Company’s 2019 Annual Report on Form 10-K for up to 45 days. As noted in that Current Report, among other factors, the shutdown of all of the Company’s stores and related disruptions to the Company’s business and operations have necessitated, and continue to necessitate, a series of actions by management, including actions related to the Company’s outlook for next twelve months of liquidity, and completion of the audit of the 2019 financial statements. These actions, over and above targeted reductions in discretionary operating expenses and capital expenditures, are ongoing, and include exploring financing opportunities and seeking further covenant relief and counterparty concessions.

Key Preliminary Fiscal Year 2019 Highlights (all comparisons to fiscal year 2018)

▪	Total revenues increased 7.1% to $1,355 million from $1,265 million
▪	Number of stores increased 12.4% to 136 from 121
▪	Comparable store sales decreased 2.6%
▪	Net income totaled $100.3 million, or $2.94 per diluted share (34.1 million shares outstanding), vs. net income of $117.2 million, or $2.93 per diluted share (40.0 million shares outstanding)
▪	EBITDA increased less than 1% to $280.5 million from $279.3 million

Key Preliminary Fourth Quarter Highlights (all comparisons to fourth quarter 2018)

▪	Total revenues increased 4.6% to $347.2 million from $331.8 million
▪	Number of stores increased 12.4% to 136 from 121
▪	Comparable store sales decreased 4.7%
▪	Net income totaled $25.0 million, or $0.80 per diluted share (31.2 million shares outstanding), vs. net income of $29.4 million, or $0.75 per diluted share (39.1 million shares outstanding)
▪	EBITDA increased 1% to $72.9 million from $72.1 million

Brian Jenkins, Chief Executive Officer, said, “In 2019, our more than 16,000 dedicated team members worked hard to achieve record revenues and EBITDA. In the fourth quarter, we made meaningful progress on our strategic priorities and exceeded both our sales and EBITDA expectations.”

Mr. Jenkins continued, “In recent weeks the COVID-19 pandemic has and created challenges unlike anything our company, industry, or the U.S. economy has previously experienced, resulting in the temporary closure of all our stores. We have thoughtfully and quickly implemented a comprehensive plan to help mitigate the impact of this pandemic, and we are now working to enhance liquidity and preserve store restart capabilities so that we can safely reopen as soon as local conditions allow. Our first priority remains the health and safety of our team members, guests, and each of the communities in which we operate. Our hearts go out to all of our team members and guests who are enduring so much through this crisis.”

The Company’s mitigation plan covers the temporary shutdown of all stores, steps it has taken to preserve financial flexibility, and ongoing discussions with vendors and landlords as outlined below.

Temporary Shutdown of All Stores:

As of March 20, 2020, the Company temporarily closed all 137 stores in 39 States, Canada and Puerto Rico.

Preserving Financial Flexibility:

The Company has implemented steps focused on conserving existing capital and is working to maintain operating liquidity while preserving critical store restart capabilities.

These efforts include:

1.	A significant reduction in capital spending: All new store construction has been halted, and capital spending on strategic initiatives, store remodels, games and maintenance has been severely curtailed.

2.	A significant reduction in operating expenses: Until the Company is able to begin reopening stores, all of the Company’s more than 15,000 store hourly team members have been placed on temporary furlough, store management and corporate staff have been reduced by nearly 90 percent, compensation of the senior leadership team has been reduced by 50 percent, and the Board of Directors has suspended Directors’ cash compensation for the remainder of the year. The Company has also taken numerous actions to reduce store operating expenses, G&A and marketing spend.

3.	Suspension of quarterly dividend and share repurchase program: The board has suspended the Company’s quarterly dividend and share repurchase program. The Company has not repurchased any shares since September 2019 and has no plans to do so in the foreseeable future.

4.	Drawdown of revolving credit facility: With its recent full drawdown of its revolving credit facility, the Company had approximately $100 million cash on hand as of March 31, 2020.

Ongoing Discussions to Further Enhance Liquidity:

The Company is pursuing discussions with landlords and vendors to reduce expenses, extend payment terms, and obtain other payment concessions. The Company is also in discussions with its lenders and outside debt & equity providers to amend necessary terms of its credit facility and further supplement its liquidity.

Mr. Jenkins concluded, “We continue to closely monitor this fluid situation while complying with all federal, state and local health and safety guidelines, as well as government mandates. The primary objectives of our comprehensive response to this unprecedented challenge are to position us to emerge on the other side even stronger than before and welcome our valued team members and guests back as soon as circumstances enable us to safely reopen.”

Fiscal Year 2019 Results

(All comparisons are between fiscal year 2019, which ended February 2, 2020 and fiscal year 2018, which ended February 3, 2019, unless otherwise noted)

Total revenues increased 7.1% to $1,354.7 million from $1,265.3 million, driven by an 8.5% increase in Amusements and Other revenue and a 5.1% increase in Food and Beverage revenue. Amusement and Other revenue increased 80 basis points as a percentage of total revenue to 58.4%.

Comparable store sales decreased 2.6%, driven by a 3.0% decline in walk-in sales, partially offset by a 0.8% increase in special events sales. Comparable store sales decreased 1.6% in Amusements & Other and 4.1% in Food & Beverage. Non-comparable store revenue totaled $319.4 million, an increase of $117.6 million, or 58.3%. Fiscal year 2018 comparable store sales decreased 1.6%.

Operating income totaled $148.1 million, or 10.9% of revenues, compared with $161.0 million, or 12.7% of revenues.

Net income totaled $100.3 million, or $2.94 per diluted share (34.1 million diluted share base) compared with $117.2 million, or $2.93 per diluted share (40.0 million diluted share base).

EBITDA increased less than 1% to $280.5 million, or 20.7% of revenues, compared with $279.3 million, or 22.1% of revenues.

Adjusted EBITDA totaled $308.2 million, or 22.8% of revenues, compared with $311.1 million, or 24.6% or revenues.

Store operating income before depreciation and amortization increased 1.4% to $369.0 million, or 27.2% of revenues, compared with $364.0 million, or 28.8% of revenues.

The Company opened 16 new locations in fiscal 2019, representing unit growth of 12.4% (net of one first quarter closing). These store openings include 13 large and 3 medium format locations and are split between new and existing markets for the Dave & Buster’s brand.

Fourth Quarter 2019 Results

(All comparisons are between fourth quarter 2019 and fourth quarter 2018, unless otherwise noted)

Total revenues increased 4.6% to $347.2 million from $331.8 million, driven by a 5.6% increase in Amusements and Other revenue and a 3.5% increase in Food and Beverage revenue. Amusement and Other revenue increased 50 basis points as a percentage of total revenue to 56.0%.

Comparable store sales decreased 4.7%, driven by a 5.5% decline in walk-in sales and flat special events sales. Comparable store sales decreased 4.1% in Amusements & Other and 5.5% in Food & Beverage. Non-comparable store revenue totaled $91.7 million, an increase of $29.1 million, or 46.5%, compared with $62.6 million. Fourth quarter 2018 comparable store sales increased 2.9%.

Operating income totaled $37.6 million, or 10.8% of revenues, compared with $41.0 million, or 12.4% of revenues.

Net income totaled $25.0 million, or $0.80 per diluted share (31.2 million diluted share base) compared with $29.4 million, or $0.75 per diluted share (39.1 million diluted share base).

EBITDA increased 1.0% to $72.9 million, or 21.0% of revenues, compared with $72.1 million, or 21.7% of revenues.

Adjusted EBITDA totaled $77.8 million, or 22.4% of revenues, compared with $80.2 million, or 24.2% or revenues.

Store operating income before depreciation and amortization increased 2.2% to $96.3 million, or 27.7% of revenues, compared with $94.2 million, or 28.4% of revenues.

During the fourth quarter, the Company opened two new stores: Canton, Ohio and Shenandoah, Texas.

Cash Flow and Capital Allocation

The Company generated approximately $289 million in operating cash flow for the year ended February 2, 2020 ending the period with cash and equivalents of approximately $24.7 million and long-term debt of approximately $648.3 million. During the fourth quarter of 2019, the Company declared a quarterly cash dividend of $0.16 per share (which was paid in fiscal 2020) and did not repurchase any common shares.

In light of the current unprecedented degree of uncertainty, the Company is not providing fiscal 2020 financial guidance at this time.

Investor Conference Call and Webcast

Management will hold a conference call today at 4:00 p.m. Central Time (5:00 p.m. Eastern Time). The conference call can be accessed over the phone by dialing (720) 543-0206 or toll-free (800) 458-4148. A replay will be available after the call for one year beginning at 7:00 p.m. Central Time (8:00 p.m. Eastern Time) and can be accessed by dialing (412) 317-6671 or toll-free (844) 512-2921; the passcode is 7726683.

Additionally, a live and archived webcast of the conference call will be available at www.daveandbusters.com under the Investor Relations section.

About Dave & Buster’s Entertainment, Inc.

Founded in 1982 and headquartered in Dallas, Texas, Dave & Buster's Entertainment, Inc., is the owner and operator of 137 venues in North America that combine entertainment and dining and offer customers the opportunity to "Eat Drink Play and Watch," all in one location. Dave & Buster's offers a full menu of entrées and appetizers, a complete selection of alcoholic and non-alcoholic beverages, and an extensive assortment of entertainment attractions centered around playing games and watching live sports and other televised events. Dave & Buster's currently has stores in 39 states, Puerto Rico, and Canada.

Forward-Looking Statements

The Company cautions that this release contains forward-looking statements, including, without limitation, statements relating to our expected fourth quarter 2019 results of operations, our expected full year 2019 results of operations and the impact on our business and operations of the global spread of the novel coronavirus outbreak. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by the uncertain and unprecedented impact of the coronavirus on our business and operations and the related impact on our liquidity needs; our ability to continue as a going concern; our ability to obtain waivers, and thereafter continue to satisfy covenant requirements, under our revolving credit facility; our ability to access other funding sources; the duration of government-mandated and voluntary shutdowns; the speed with which our stores safely can be reopened and the level of customer demand following reopening; the economic impact of the coronavirus and related disruptions on the communities we serve; our overall level of indebtedness; general business and economic conditions, including as a result of the coronavirus; the impact of competition; the seasonality of the Company's business; adverse weather conditions; future commodity prices; guest and employee complaints and litigation; fuel and utility costs; labor costs and availability; changes in consumer and corporate spending, including as a result of the coronavirus; changes in demographic trends; changes in governmental regulations; unfavorable publicity, our ability to open new stores, and acts of God. Accordingly, actual results may differ materially from the forward-looking statements, and the Company therefore cautions you against relying on such forward-looking statements. Dave & Buster’s intends these forward-looking statements to speak only as of the time of this release and does not undertake to update or revise them as more appropriate information becomes available, except as required by law.

*Non-GAAP Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with GAAP, the Company uses the following non-GAAP financial measures: EBITDA, EBITDA margin, Adjusted EBITDA, Adjusted EBITDA margin, Store operating income before depreciation and amortization, and store operating income before depreciation and amortization margin (collectively the "non-GAAP financial measures"). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of our operating performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP measures used by the Company in this press release may be different from the measures used by other companies.

DAVE & BUSTER'S ENTERTAINMENT, INC.
Condensed Consolidated Balance Sheets
(in thousands)

ASSETS	February 2, 2020	February 3, 2019
	(unaudited)	(audited)
Current assets:

Cash and cash equivalents	$24,655	$21,585
Other current assets	54,322	69,508

Total current assets	78,977	91,093

Property and equipment, net	900,637	805,337

Operating lease right of use assets	1,011,568	-

Intangible and other assets, net	378,957	376,757

Total assets	$2,370,139	$1,273,187

LIABILITIES AND STOCKHOLDERS' EQUITY

Total current liabilities	$290,865	$244,390

Operating lease liabilities	1,222,054	-

Other long-term liabilities	54,881	262,491

Long-term debt, net	632,689	378,469

Stockholders' equity	169,650	387,837

Total liabilities and stockholders' equity	$2,370,139	$1,273,187

DAVE & BUSTER'S ENTERTAINMENT, INC.
Consolidated Statements of Operations (Unaudited)
(in thousands, except share and per share amounts)

	13 Weeks Ended		13 Weeks Ended
	February 2, 2020		February 3, 2019

Food and beverage revenues	$152,797	44.0%	$147,665	44.5%
Amusement and other revenues	194,361	56.0%	184,119	55.5%
Total revenues	347,158	100.0%	331,784	100.0%

Cost of food and beverage (as a percentage of food and beverage revenues)	39,124	25.6%	38,018	25.7%
Cost of amusement and other (as a percentage of amusement and other revenues)	20,659	10.6%	20,816	11.3%
Total cost of products	59,783	17.2%	58,834	17.7%
Operating payroll and benefits	83,005	23.9%	78,985	23.8%
Other store operating expenses	108,097	31.2%	99,723	30.1%
General and administrative expenses	20,422	5.9%	16,060	4.8%
Depreciation and amortization expense	35,234	10.1%	31,146	9.4%
Pre-opening costs	3,001	0.9%	6,042	1.8%
Total operating costs	309,542	89.2%	290,790	87.6%

Operating income	37,616	10.8%	40,994	12.4%

Interest expense, net	6,166	1.7%	3,707	1.1%

Income before provision for income taxes	31,450	9.1%	37,287	11.3%
Provision for income taxes	6,468	1.9%	7,851	2.4%
Net income	$24,982	7.2%	$29,436	8.9%

Net income per share:
Basic	$0.82		$0.77
Diluted	$0.80		$0.75
Weighted average shares used in per share calculations:
Basic shares	30,584,360		38,245,612
Diluted shares	31,158,919		39,065,459

Other information:
Company-owned and operated stores open at end of period	136		121

The following table sets forth a reconciliation of net income to EBITDA and Adjusted EBITDA for the periods shown:

	13 Weeks Ended		13 Weeks Ended
	February 2, 2020		February 3, 2019
	(unaudited)		(unaudited)
Net income	$24,982	7.2%	$29,436	8.9%
Add back: Interest expense, net	6,166		3,707
Provision (benefit) for income taxes	6,468		7,851
Depreciation and amortization expense	35,234		31,146
EBITDA.	72,850	21.0%	72,140	21.7%
Add back: Loss on asset disposal.	529		308
Share-based compensation	1,378		1,651
Pre-opening costs	3,001		6,042
Other costs	8		9
Adjusted EBITDA	$77,766	22.4%	$80,150	24.2%

The following table sets forth a reconciliation of operating income to store operating income before depreciation and amortization for the periods shown:

	13 Weeks Ended		13 Weeks Ended
	February 2, 2020		February 3, 2019
	(unaudited)		(unaudited)
Operating income	$37,616	10.8%	$40,994	12.4%
Add back: General and administrative expenses	20,422		16,060
Depreciation and amortization expense	35,234		31,146
Pre-opening costs	3,001		6,042
Store operating income before depreciation and amortization	$96,273	27.7%	$94,242	28.4%

DAVE & BUSTER'S ENTERTAINMENT, INC.
Consolidated Statements of Operations
(in thousands, except share and per share amounts)

	52 Weeks Ended		52 Weeks Ended
	February 2, 2020		February 3, 2019
	(unaudited)		(audited)
Food and beverage revenues	$563,576	41.6%	$536,469	42.4%
Amusement and other revenues	791,115	58.4%	728,832	57.6%
Total revenues	1,354,691	100.0%	1,265,301	100.0%

Cost of food and beverage (as a percentage of food and beverage revenues)	148,196	26.3%	139,199	25.9%
Cost of amusement and other (as a percentage of amusement and other revenues)	85,115	10.8%	81,064	11.1%
Total cost of products	233,311	17.2%	220,263	17.4%
Operating payroll and benefits	322,970	23.8%	296,924	23.5%
Other store operating expenses	429,431	31.8%	384,155	30.4%
General and administrative expenses	69,469	5.1%	61,521	4.9%
Depreciation and amortization expense	132,460	9.8%	118,275	9.3%
Pre-opening costs	18,971	1.4%	23,163	1.8%
Total operating costs	1,206,612	89.1%	1,104,301	87.3%

Operating income	148,079	10.9%	161,000	12.7%

Interest expense, net	20,937	1.5%	13,113	1.0%

Income before provision for income taxes	127,142	9.4%	147,887	11.7%
Provision for income taxes	26,879	2.0%	30,666	2.4%
Net income	$100,263	7.4%	$117,221	9.3%

Net income per share:
Basic	$3.00		$3.00
Diluted	$2.94		$2.93
Weighted average shares used in per share calculations:
Basic shares	33,450,217		39,047,106
Diluted shares	34,099,378		39,975,122

Other information:
Company-owned and operated stores open at end of period	136		121

The following table sets forth a reconciliation of net income to EBITDA and Adjusted EBITDA for the periods shown:

	52 Weeks Ended		52 Weeks Ended
	February 2, 2020		February 3, 2019
	(unaudited)		(audited)
Net income	$100,263	7.4%	$117,221	9.3%
Add back: Interest expense, net	20,937		13,113
Provision for income taxes	26,879		30,666
Depreciation and amortization expense	132,460		118,275
EBITDA	280,539	20.7%	279,275	22.1%
Add back: Loss on asset disposal	1,813		1,121
Share-based compensation	6,857		7,422
Pre-opening costs	18,971		23,163
Other costs	42		136
Adjusted EBITDA	$308,222	22.8%	$311,117	24.6%

The following table sets forth a reconciliation of operating income to store operating income before depreciation and amortization for the periods shown:

	52 Weeks Ended		52 Weeks Ended
	February 2, 2020		February 3, 2019
	(unaudited)		(audited)
Operating income	$148,079	10.9%	$161,000	12.7%
Add back: General and administrative expenses	69,469		61,521
Depreciation and amortization expense	132,460		118,275
Pre-opening costs	18,971		23,163
Store operating income before depreciation and amortization	$368,979	27.2%	$363,959	28.8%

For Investor Relations Inquiries:

Scott Bowman, CFO

Dave & Buster’s Entertainment, Inc.

972.813.1151

scott.bowman@daveandbusters.com

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